NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 28, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 14, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Merger Agreement between Churchill Capital Corp and Clarivate Analytics Plc, which became effective on May 13, 2019, the Units of Churchill Capital Corp separated into the component securities upon consummation of the business combination and will no longer trade as a separate security. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Churchill Capital Corp Units, each consisting of one share of Class A Common Stock and one half of one redeemable Warrant, and does not affect the continued listing on the NYSE of Clarivate Analytics Plc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 14, 2019.